Exhibit 3.1

CERTIFICATE OF FORMATION
OF
ANTARES STRATEGIC CREDIT FUND II LLC

This Certificate of Formation of Antares Strategic Credit Fund II LLC (the "Company") has been duly executed and is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1. Name. The name of the limited liability company formed hereby is Antares Strategic Credit Fund II LLC.

2. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Dr., Wilmington, Delaware 19808, and the name of the registered agent for service of process located at such registered office is Corporation Service Company.

3. This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of April 11, 2025.

By:	/s/ Malvika Gupta
Name:	Malvika Gupta
Title:	Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:37 AM 04/15/2025
FILED 09:37 AM 04/15/2025
SR 20251568481 - File Number 10164356